                                                                  Exhibit 10.48

                               THIRD AMENDMENT TO LEASE

     This Third Amendment (the "AMENDMENT") to Lease Agreement is made as of August 14, 1998, by and between SPIEKER PROPERTIES, L.P., a California limited partnership ("SPIEKER"), as successor in interest to WCB SEVENTEEN LIMITED PARTNERSHIP, a Delaware limited partnership and GILEAD SCIENCES, INC., a Delaware limited corporation ("GILEAD").

                                    WITNESSETH:

     WHEREAS, Spieker, as Landlord, and Gilead, as Tenant, have entered into that certain Lease dated March 27, 1992, amended by Amendment No. 1, dated October 11, 1993, and amended by Amendment No. 2, dated June 24, 1996 with respect to space in the Building commonly known as 331, 344B, 346, and 353 Lakeside Drive, Foster City, California.

     NOW, THEREFORE, the parties hereto agree as follows:


1. AMENDMENT OF BASIC LEASE INFORMATION. Those portions, as set forth below, are hereby added to the Basic Lease Information:

     PREMISES AND BUILDING:

     355 Lakeside Drive, Suites 200 & 210        Approximately 17,371 rentable
                                                 square feet ("Additional
                                                 Premises"), as outlined on
                                                 Exhibit A to this Amendment

     PERMITTED USE:

     355 Lakeside Drive, Suites 200 & 210        General office use only

     OCCUPANCY DENSITY:

     355 Lakeside Drive, Suites 200 & 210        4/1,000 rentable square feet

     PARKING DENSITY:

     355 Lakeside Drive, Suites 200 & 210        4/1,000 rentable square feet

     TERM COMMENCEMENT:

     355 Lakeside Drive, Suites 200 & 210        November 1, 1998, or as soon
                                                 as Landlord can deliver
                                                 Premises, whichever occurs
                                                 first

     TERM EXPIRATION:

     355 Lakeside Drive, Suites 200 & 210        March 31, 2006

     BASE RENT:

     355 Lakeside Drive, Suites 200 & 210        $39,953.30 per month

     The Base Rent for the Additional Premises shall be increased annually on each anniversary of the Term Commencement of this Third Amendment to an amount equal to $39,953.30 multiplied by a fraction, the numerator of which is the Consumer Price Index, All Urban Consumers, San Francisco, Oakland, and San Jose, published by the United States Department of Labor, Bureau of Statistics (1982-84=100) as of the month immediately preceding the current Adjustment Date, and the denominator of which is the index as of the month immediately preceding the Commencement Date. There will be a minimum annual increase of 3% and a maximum annual increase of 5%. Adjustment Date is defined as the anniversary date of the Term Commencement.

     INITIAL ESTIMATED MONTHLY OPERATING
     EXPENSES AND PROPERTY TAXES:

     355 Lakeside Drive, Suites 200 & 210        $12,854.54 per month

     TENANT'S PERCENTAGE SHARE:

     355 Lakeside Drive, Suites 200 & 210        31.45%

     LANDLORD'S ADDRESS FOR NOTICE:

     Spieker Properties, L.P.
     393 Vintage Park Drive, Suite 200
     Foster City, CA 94404

2. ADDITION TO PREMISES. Tenant shall accept the Additional Premises in its "as-is" condition.

Third Amendment to Lease, dated 8/14/98
Page 2

3. TENANT IMPROVEMENTS. Per the terms and conditions as outlined in Exhibit B - Lease Improvement Agreement, Tenant shall receive a one time tenant improvement allowance not to exceed $100,000. The tenant improvement allowance shall only be used for improvements to the Additional Premises.

4. SECURITY DEPOSIT. Notwithstanding anything to the contrary contained in Paragraph 15 of the Lease, the security deposit shall not be less than $300,000 during the term of this Lease.

5. Except as modified by this Amendment, all provisions of the Lease, First Amendment to Lease and Second Amendment to Lease shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

GILEAD:                                 SPIEKER:
     GILEAD SCIENCES, INC.                   SPIEKER PROPERTIES, L.P.
     a Delaware corporation                  a California limited partnership

     BY: /s/ Mark L. Perry                   By: Spieker Properties, Inc.
        --------------------------               a Maryland corporation,
           Mark L. Perry                         its general partner

     Its: Sr. Vice President, Chief          By: /s/ Peter H. Schnugg
         Financial Officer and                  -----------------------------
         General Counsel                        Peter H. Schnugg
                                                Its: Senior Vice President

                                   [FLOOR PLAN]

                                    EXHIBIT A

                                     EXHIBIT B

                            LEASE IMPROVEMENT AGREEMENT

     This Lease Improvement Agreement ("IMPROVEMENT AGREEMENT") sets forth the terms and conditions relating to construction of the initial tenant improvements described in the Plans to be prepared and approved as provided below (the "TENANT IMPROVEMENTS") in the Premises.

1.  PLANS AND SPECIFICATIONS.

     1.1 Tenant shall retain the services of a space planner (the "SPACE PLANNER"), to be determined a later date, to prepare a detailed space plan (the "SPACE PLAN") mutually satisfactory to Landlord and Tenant for the construction of the Tenant Improvements in the Premises. Tenant shall submit the Space Plan and any proposed revisions thereto to Landlord for Landlord's approval.

     1.2 Based on the approved Space Plan, Tenant shall cause the Space Planner to prepare detailed plans, specifications and working drawings mutually satisfactory to Landlord and Tenant for the construction of the Tenant Improvements (the "PLANS"). Landlord and Tenant shall diligently pursue the preparation of the Plans. Tenant shall submit the Plans and any proposed revisions thereto, including the estimated cost of the Tenant Improvements. All necessary revisions to the Space Plan and the Plans shall be made within two (2) business days after Landlord's response thereto. This procedure shall be repeated until Landlord ultimately approves the Space Plan and Plans.

     1.3 Tenant shall be responsible for ensuring that the Plans are compatible with the design, construction and equipment of the Building, comply with applicable Regulations and the Standards (defined below), and contain all such information as may be required to show locations, types and requirements for all heat loads, people loads, floor loads, power and plumbing, regular and special HVAC needs, telephone communications, telephone and electrical outlets, lighting, light fixtures and related power, and electrical and telephone switches, B.T.U. calculations, electrical requirements and special receptacle requirements. The Plans shall also include mechanical, electrical, plumbing, structural and engineering drawings mutually satisfactory to Landlord and Tenant which shall be prepared by the mechanical contractor or contractors, to be determined at a later date. Notwithstanding Landlord's preparation, review and approval of the Space Plan and the Plans and any revisions thereto, Landlord shall have no responsibility or liability whatsoever for any errors or omissions contained in the Space Plan or Plans or any revisions thereto, or to verify dimensions or conditions, or for the quality, design or compliance with applicable Regulations of any improvements described therein or constructed in accordance therewith. Tenant hereby waives all claims against Landlord relating to, or arising out of the design or construction of, the Tenant Improvements.

     1.4 Landlord may approve or disapprove the Space Plan or Plans or any proposed revision thereto submitted to Landlord in Landlord's reasonable discretion. Landlord shall not be deemed to have approved the Space Plan, the Plans, or any proposed revisions thereto, unless approved by Landlord in writing. Landlord shall approve or disapprove any Space Plan, Plans or proposed revisions thereto submitted to Landlord for Landlord's approval within five (5) business days after Landlord's receipt thereof.

2.  SPECIFICATIONS FOR STANDARD TENANT IMPROVEMENTS.

     2.1 Specifications and quantities of standard building components which will comprise and be used in the construction of the Tenant Improvements ("STANDARDS") are set forth in SCHEDULE 1 to this EXHIBIT B. As used herein, "STANDARDS" or "BUILDING STANDARDS" shall mean the standards for a particular item selected from time to time by Landlord for the Building, including those set forth on SCHEDULE 1 of this EXHIBIT B, or such other standards of equal or better quality as may be mutually agreed between Landlord and Tenant in writing.

     2.2  No deviations from the Standards are permitted.

3.  TENANT IMPROVEMENT COST.

     3.1 The cost of the Tenant Improvements shall be paid for by Tenant, including, without limitation, the cost of: Standards; space plans and studies; architectural and engineering fees; permits, approvals and other governmental fees; labor, material, equipment and supplies; construction fees and other amounts payable to contractors or subcontractors; taxes; off-site improvements; remediation and preparation of the Premises for construction of the Tenant Improvements; taxes; filing and recording fees; premiums for insurance and bonds; attorneys' fees; financing costs; and all other costs expended or to be expended in the construction of the Tenant Improvements. Tenant shall reimburse Landlord for actual expenses, estimated to be approximately $1,500, which Landlord may incur in connection with the Tenant Improvements.

     3.2 Provided Tenant is not in material default under the Lease, including this Improvement Agreement, Landlord shall contribute a one-time tenant improvement allowance not to exceed $100,000 ("TENANT IMPROVEMENT ALLOWANCE") toward the cost of the initial Tenant Improvements. Provided Tenant is not then in material default under the Lease, including this Improvement Agreement, Landlord shall disburse the Tenant Improvement Allowance to Tenant upon completion of construction of the Tenant Improvements and expiration of the time for filing of any mechanics' liens claimed or which might be filed on account of any work ordered by Tenant or its contractor or any subcontractor, and upon receipt by Landlord of a certificate of completion executed by the Space Planner and Tenant's contractor, and unconditional mechanics' lien releases (which mechanics' lien releases shall be executed by the subcontractors, labor suppliers and materialmen in addition to Tenant's contractor), in each case in form and substance reasonably satisfactory to Landlord, and all appropriate bills and supporting documentation for the work ordered by Tenant or its contractor or any subcontractor.

     3.3 No credit shall be given to Tenant if the cost of the Tenant Improvements is less than the Tenant Improvement Allowance.

4.  CONSTRUCTION OF TENANT IMPROVEMENTS.

     4.1 Within ten (10) days after Tenant's and Landlord's approval of the Plans including the estimate of the cost of the Tenant Improvements and Landlord's receipt of payment of any such estimated cost exceeding the amount of the Tenant Improvement Allowance, Tenant shall cause the contractor to proceed to secure a building permit and commence construction of the Tenant Improvements provided that the Building has in Landlord's reasonable discretion reached the stage of construction where it is appropriate to commence construction of the Tenant Improvements in the Premises.

     4.2 Tenant shall be responsible for obtaining all governmental approvals to the full extent necessary for the construction and installation of the Tenant Improvements and for Tenant's occupancy of the Premises, in compliance with all applicable Regulations.

Tenant shall employ a contractor or contractors, to be approved by Landlord in writing, to construct the Tenant Improvements in conformance with the approved Space Plan and Plans. The construction contracts between Tenant and the approved contractor shall be subject to Landlord's prior reasonable approval and shall provide for progress payments. The contractor(s) shall be duly licensed and Landlord's approval of the contractor(s) shall be conditioned, among other things, upon the contractor's reputation for quality of work, timeliness of performance, integrity and Landlord's prior experience with such contractor.

     4.3 Landlord shall not be liable for any direct or indirect damages suffered by Tenant as a result of delays in construction beyond Landlord's reasonable control, including, but not limited to, delays due to strikes or unavailability of materials or labor, or delays caused by Tenant (including delays by the Space Planner, the contractor or anyone else performing services on behalf of Tenant).

     4.4 All work to be performed on the Premises by Tenant or Tenant's contractor or agents shall be subject to the following conditions:

          (a) Such work shall proceed upon Landlord's written approval of Tenant's contractor, and public liability and property damage insurance carried by Tenant's contractor, and shall further be subject to the provisions of Paragraph 8 of the Lease.

          (b) All work shall be done in conformity with a valid building permit when required, a copy of which shall be furnished to Landlord before such work is commenced, and in any case, all such work shall be performed in a good and workmanlike and first-class manner, and in accordance with all applicable Regulations and the requirements and standards of any insurance underwriting board, inspection bureau or insurance carrier insuring the Premises pursuant to the Lease. Notwithstanding any failure by Landlord to object to any such work, Landlord shall have no responsibility for Tenant's failure to comply with all applicable Regulations. Tenant shall be responsible for ensuring that construction and installation of the Tenant Improvements will not affect the structural integrity of the Building.

          (c) If required by Landlord or any lender of Landlord, all work by Tenant or Tenant's contractor shall be done with union labor in accordance with all union labor agreements applicable to the trades being employed.

          (d) Landlord or Landlord's agents shall have the right to inspect the construction of the Tenant Improvements by Tenant during the progress thereof. If Landlord shall give notice of faulty construction or any other deviation from the approved Space Plan or Plans, Tenant shall cause its contractor to make corrections promptly. However, neither the privilege herein granted to Landlord to make such inspections, nor the making of such inspections by Landlord, shall operate as a waiver of any right of Landlord to require good and workmanlike construction and improvements erected in accordance with the approved Space Plan or Plans.

          (e) Tenant shall cause its contractor to complete the Tenant Improvements as soon as reasonably possible.

          (f) Tenant's construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the approved Space Plan or Plans; (ii) Tenant's and its contractor shall submit schedules of all work relating to the Tenant Improvements to Landlord for Landlord's approval within fifteen (15) business days following the selection of the contractor and the approval of the Plans. Landlord shall within five (5) business days after receipt thereof inform Tenant of any changes which are necessary and Tenant's contractor shall adhere to such corrected schedule; and (iii) Tenant shall abide by all rules made by Landlord with respect to the use of freight, loading dock, and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Improvement Agreement, including, without limitation, the construction of the Tenant Improvements.

          (g) Tenant or Tenant's contractor or agents shall arrange for necessary utility, hoisting and elevator service with Landlord's contractor and shall pay such reasonable charges for such services as may be charged by Tenant's or Landlord's contractor.

          (h) Tenant's entry to the Premises for any purpose, including, without limitation, inspection or performance of Tenant construction by Tenant's agents, prior to the date Tenant's obligation to pay rent commences shall be subject to all the terms and conditions of the Lease except the payment of Rent. Tenant's entry shall mean entry by Tenant, its officers, contractors, licensees, agents, servants, employees, guests, invitees, or visitors.

          (i) Tenant shall promptly reimburse Landlord upon demand for any reasonable expense actually incurred by the Landlord by reason of faulty work done by Tenant or its contractors or by reason of any delays caused by such work, or by reason of inadequate clean-up.

          (j) Tenant hereby indemnifies and holds Landlord harmless with respect to any and all costs, losses, damages, injuries and liabilities relating in any way to any act or omission of Tenant or Tenant's contractor or agents, or anyone directly or indirectly employed by any of them, in connection with the Tenant Improvements and any breach of Tenant's obligations under this Improvement Agreement, or in connection with Tenant's non-payment of any amount arising out of the Tenant Improvements. Such indemnity by Tenant, as set forth above, shall also apply with respect to any and all costs, losses, damages, injuries, and liabilities related in any way to Landlord's performance or any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.

          (k) Tenant shall use its best efforts to contractually require its contractor and the subcontractors utilized by Tenant's contractor to guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Pursuant to such guarantee, each of Tenant's contractor and the subcontractors utilized by Tenant's contractor shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor of subcontractors and
(ii) the Term Commencement Date. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. Tenant shall use its best efforts to ensure that all such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the construction contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their repective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such rights of direct enforcement.

5.  INSURANCE REQUIREMENTS.

     5.1 All of Tenant's contractors shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

     5.2 Tenant shall carry "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may reasonably require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant's contractors shall carry excess liability and Products and Completed Operation coverage insurance, each in amounts not less than $500,000 per incident, $1,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.

     5.3 Certificates for all insurance carried pursuant to this Improvement Agreement must comply with the requirements of the Lease and shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the contractor's equipment is moved onto the site. In the event the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall promptly repair the same at Tenant's sole cost and expense. Tenant's contractors shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord, except for any Product and Completed Operation Coverage insurance required by Landlord, which is to be maintained for the remaining Lease Term following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Paragraph 5 shall name Landlord and Tenant as "Additional Insureds". All insurance maintained by Tenant's contractors shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder.

6. COMPLETION AND RENTAL COMMENCEMENT DATE.

     6.1 Tenant's obligation to pay Rent under the Lease shall commence on the Scheduled Term Commencement Date and the Scheduled Term Commencement Date shall be the Term Commencement Date notwithstanding anything to the contrary contained in the Basic Lease Information, provided that Landlord shall have provided Tenant with full access to the premises on such date. However, Landlord Delays (as defined below) shall extend the Term Commencement Date, but only in the event that substantial completion of the Tenant Improvements is delayed despite Tenant's reasonable efforts to adapt and compensate for such delays. In addition, no Landlord Delays shall be deemed to have occurred unless Tenant has provided notice, in compliance with the Lease, to Landlord specifying that a delay shall be deemed to have occurred because of actions, inactions or circumstances specified in the notice in reasonable detail. If such actions, inactions or circumstances are not cured by Landlord within one (1) business day after receipt of such notice ("COUNT DATE"), and if such actions, inaction or circumstances otherwise qualify as a Landlord Delay, then a Landlord Delay shall be deemed to have occurred commencing as of the Count Date. The Term Commencement Date shall be extended by one day for each day from the Count Date that a Landlord Delay has occurred, as calculated as provided above. The term "Landlord Delays," as such term may be used in this Improvement Agreement, shall mean any delays in the completion of the Tenant Improvements which are due to any act or omission of Landlord, its agents or contractors. Landlord Delays shall include, but shall not be limited to: (i) delays in the giving of authorizations or approvals by Landlord, (ii) delays due to the acts or failures to act, of Landlord, its agents or contractors, where such acts or failures to act delay the completion of the Tenant Improvements, provided that Tenant acts in a commercially reasonable manner to mitigate any such delay, (iii) delays due to the interference of Landlord, its agents or contractors with the completion of the Tenant Improvements or the failure or refusal of any party to permit Tenant, its agents and contractors, access to and use of the Building or any Building facilities or services, including elevators and loading docks, which access and use are necessary to complete the Tenant Improvements, and (iv) delays due to Landlord's failure to allow Tenant sufficient access to the Building and/or the Premises during Tenant's move into the Premises.

     6.2 Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant's agent for such purpose, at Tenant's sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Space Planner and the contractor (i) to update the approved working drawings as necessary to reflect all changes made to the approved working drawings during the course of construction, (ii) to certify to the best of their knowledge that the "record-set" of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (c) to deliver to Landlord two (2) sets of copies of such record set of drawings within ninety
(90) days following issuance of a certificate of occupancy for the Premises, and
(iii) Tenant shall deliver to Landlord a copy of all warranties, guarantees, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

     6.3 A material default under this Improvement Agreement shall constitute a default under the Lease, and the parties shall be entitled to all rights and remedies under the Lease in the event of a material default hereunder by the other party (notwithstanding that the Term thereof has not commenced).

     6.4 Without limiting the "as-is" provisions of the Amendment, except for the Tenant Improvements, if any, to be constructed by Landlord pursuant to this Improvement Agreement, Tenant accepts the Premises in its "as-is" condition and acknowledges that it has had an opportunity to inspect the Premises prior to signing the Amendment.

                                  SCHEDULE 1
                                 TO EXHIBIT B

                              BUILDING STANDARDS


The following constitutes the Building Standard tenant improvements ("STANDARDS") in the quantities specified:

     1. Doors (existing)                Light Oak

     2. Ceiling Tiles (existing)        2' X 2' - Armstrong Cortega Minaboard

     3. Window Treatment (existing)     Manufacturer: Bali
                                        Quality: 1" Blind
                                        Color: Beige

     4. Hardware Sets (existing)        Stainless Steel

     5. Window Mullions (existing)      Existing Color